EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 14, 2008 (the “Signing Date”), by and between Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”), and Benjamin Feder (the “Employee”).

WITNESSETH:

WHEREAS, the Company is a party to that certain Management Agreement, dated as of March 30, 2007, by and between the Company and ZelnickMedia Corporation (“ZelnickMedia”), as amended on July 26, 2007 and on February 14, 2008 (as further amended from time to time following the Signing Date, the “Management Agreement”);

WHEREAS, the Employee is currently a principal of ZelnickMedia and has been serving as the Chief Executive Officer of the Company on an interim basis;

WHEREAS, simultaneously with the execution of this Agreement, the Company and ZelnickMedia are entering into the Second Amendment to Management Agreement (the “Second Amendment”), pursuant to which ZelnickMedia is agreeing to make the Employee available to serve as the Chief Executive Officer of the Company under the terms and conditions of this Agreement which sets forth the duties of such position and provides for an annual salary of $1.00;

WHEREAS, the Company desires to continue to employ the Employee as its Chief Executive Officer during the Term (as defined herein) on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1. Term. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to serve the Company, for a period commencing on the Signing Date and, unless earlier terminated pursuant to the next sentence or Section 6 below, ending on the date of termination of the Management Agreement (such period being herein referred to as the “Term”).

2. Employee Duties.

(a) During the Term, the Employee shall serve as the Chief Executive Officer of the Company and have the duties and responsibilities customarily associated with such position in a company the size and nature of the Company. Employee shall report directly to the Chairman of the Board of Directors of the Company (the “Board”), as well as the entire Board.

(b) The Employee shall devote such amount of his business time, attention, knowledge and skills as are necessary to faithfully, diligently and to the best of his ability perform his duties hereunder in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company’s principal executive offices in New York, New York, although the Employee may be required from time to time to travel outside of the area where the Company’s principal executive offices are located in connection with the business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from continuing in his position as a principal of ZelnickMedia and its affiliates; provided that such activities do not materially interfere with Employee’s duties and responsibilities under this Agreement or create a material conflict of interest with the business of the Company. The Employee hereby acknowledges and agrees that the Company shall have no obligation to pay or provide the Employee any amounts or benefits beyond the amounts and benefits set forth in Sections 3, 4 and 5 below, and that the compensation and benefits provided to the Employee by ZelnickMedia in connection with his duties as a principal thereof provide good and valuable consideration for the performance of his duties under this Agreement.

3. Compensation. During the Term, the Company shall pay the Employee a salary (the “Salary”) at a rate of $1.00 per annum, payable on the last day of each fiscal year of the Company. The Employee shall not be entitled to receive an annual bonus from the Company.

4. Benefits.

(a) During the Term, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its executive officers and for its employees in general and for which the Employee is eligible (including the Company’s Medical Expenses Reimbursement Plan). Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

(b) During the Term, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than four weeks per year). Such vacation may be taken in the Employee’s discretion at such time or times as are not inconsistent with the reasonable business needs of the Company.

5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the Term shall be paid by the Company. If any such expenses are paid in the first instance by the Employee, the Company shall promptly reimburse him therefor on presentation of appropriate receipts for any such expenses. All travel and lodging arrangements shall be made in accordance with Company’s regular policies and the Management Agreement.

6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee’s employment with the Company may be earlier terminated as follows:

(a) By action taken by the Board or the Chairman of the Company, the Employee may be discharged for any reason or no reason effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Company shall have no further obligation or duties to the Employee, except as provided in Section 8(g), and the Employee shall have no further obligations or duties to the Company, except as provided in Section 7.

(b) (i) In the event of the death of the Employee or (ii) by action taken by the Board or the Chairman of the Company in the event of the Employee’s inability, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee’s employment under this Section 6(b), the Company shall have no further obligations or duties to the Employee, except as provided in Section 8(g).

7. Confidentiality; Noncompetition; Nonsolicitation.

(a) The Company and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, compensation of employees, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. Notwithstanding the foregoing “confidential information” shall not include information relating to the general methodology and mechanics employed by Employee in the performance of his duties with the Company or that Employee can reasonably demonstrate was known to him prior to his employment with the Company. The Employee agrees that he will not, during or after his termination or expiration of employment hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by the Company, without the prior written consent of the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator, administrative or legislative body (including any committee thereof), or any other governmental agency with actual or apparent jurisdiction to order the Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Employee’s violation of this Section or (iv) as to information that is or becomes available to the Employee on a non-confidential basis from a source which is entitled to disclose it to the Employee.

(b) The Employee hereby agrees that he shall not, during the period of his employment and, in the event that the Employee is terminated for Cause (as defined below) or resigns without Good Reason (as defined below), for a period of one (1) year following such employment, within any county (or adjacent county) in any State within the United States or territory outside of the United States in which the Company is engaged in business during the period of the Employee’s employment or on the date of termination of the Employee’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) directly competitive with the Company's business activities; provided, however, that the foregoing prohibition shall not apply to any existing business relationship or portfolio companies of ZelnickMedia or its affiliates as of the Signing Date; provided, further, that Employee shall not be in breach of this Section 7 solely as a result of ZelnickMedia’s (or any of its affiliates’) investment in, ownership of, or provision of services to, any business that is competitive with the Company so long as the Employee does not serve as a principal officer of such business. Except as required by law or legal process, at no time during the Term or thereafter, (i) no authorized spokesperson or executive officer of the Company shall, directly or indirectly, disparage (or cause any other person to disparage) the personal, commercial, business or financial reputation of the Employee and (ii) the Employee shall not, directly or indirectly, disparage (or cause any other person to disparage) the personal, commercial, business or financial reputation of the Company or any of its executive officers.

(c) The Employee hereby agrees that he shall not, during the period of his employment and, in the event that the Employee is terminated for Cause or resigns without Good Reason, for a period of one (1) year following such employment, directly entice, solicit or in any other manner persuade or attempt to persuade any officer, employee or customer, to discontinue or reduce his, her or its relationship with the Company; provided, that the foregoing shall not be violated by general advertising not targeted at officers, employees, or customers of the Company.

(d) Following the termination of the Employee’s employment for any reason whatsoever and upon receipt of a written request from the Company, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company or, with the prior approval of the Company, destroyed by the Employee and the Employee shall certify in writing to the Company as to such destruction. Anything to the contrary notwithstanding, nothing in this Section 7(d) shall prevent the Employee from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Employee’s compensation or relating to reimbursement of expenses, information that the Employee reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to the Employee’s employment.

(e) The products and proceeds of the Employee’s services hereunder that the Employee may acquire, obtain, develop or create during the Term that relate to the Company’s business, or that are otherwise made at the direction of the Company or with the use of the Company’s or its affiliates’ (other than ZelnickMedia and those of its affiliates which, other than by reason of common control by ZelnickMedia, are not affiliates of the Company ) facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs and other intellectual properties (collectively, “Works”), shall be considered a “work made for hire,” as that term is defined under the United States Copyright Act, and the Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright thereto, shall be the sole and exclusive property of the Company, as the sole author and owner thereof, and the copyright thereto may be registered by the Company in its own name. In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, the Employee hereby irrevocably assigns and transfers to the Company, its successors and assigns, the following: (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work (“Derivative Work”); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom. The Employee also hereby waives in writing any moral or other rights that he has under state or federal laws, or under the laws of any foreign jurisdiction, which would give him any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle him to receive additional compensation from the Company. The Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request, in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world. The Employee hereby appoints the officers of the Company as the Employee’s attorney-in-fact to execute documents on behalf of the Employee for this limited purpose

(f) The parties hereto hereby acknowledge and agree that (i) the Company may be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages may not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

(g) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

(h) As used herein, “Cause” shall mean (i) the conviction of, or a plea of guilty or nolo contendere by, the Employee of any felonious criminal act (other than traffic-related offenses or as a result of vicarious liability), (ii) fraud, or (iii) any act or omission involving malfeasance or gross negligence by the Employee in the performance of his obligations hereunder, in the case of each of clauses (ii) through (iii) above, that relates to and damages the Company and, if capable of being cured so that the Company is not materially damaged, is not so cured within 15 days after receipt by the Employee of written notice thereof.

(i) As used herein, “Good Reason” means (i) a condition that materially impairs the ability of the Employee to perform his duties as contemplated herein, (ii) the failure by the Company to perform any of its material obligations under this Agreement or the Management Agreement, or (iii) the requirement that the Employee’s place of service be located outside a 10-mile radius of New York City, NY.

8. General. This Agreement is further governed by the following provisions:

(a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by facsimile (receipt confirmed) or nationally recognized overnight carrier or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

If to the Company:

Take-Two Interactive Software, Inc.
622 Broadway
New York, New York 10012
Attention: General Counsel

If to the Employee:

To the Employee’s address on the books and records of the Company.

(b) Parties in Interest.

(i) Employee may not delegate his duties or assign his rights hereunder.

(ii) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(iii) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or similar transaction in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets and business of the Company; provided, that the assignee or transferee is the successor to all or substantially all of the assets and business of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Company, other than the Management Agreement. This Agreement together with the Management Agreement (as in effect on the Signing Date after giving effect to the Second Amendment) contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement, or the Management Agreement with respect to the Employee’s employment by the Company, will be effective only if it is in writing signed by the party to be charged.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County.

(e) Warranty. Employee hereby warrants and represents as follows:

(i) That the execution of this Agreement and the discharge of Employee’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

(ii) Employee has ideas, information and know-how relating to the type of business conducted by Company, and Employee’s disclosure of such ideas, information and know-how to Company will not conflict with or violate the rights of any third party or parties.

(iii) Employee will not disclose any trade secrets relating to the business conducted by any previous Company and agrees to indemnify and hold Company harmless for any liability arising out of Employee’s use of any such trade secrets.

(f) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(g) Indemnification. The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred (including, but not limited to, investigating, preparing, pursuing or defending any action, suit, investigation, proceeding, claim or liability if the Employee is made or threatened to be made a party to or witness in any action, suit, investigation or proceeding, or if a claim or liability is asserted or threatened to be asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director, officer or employee, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement or the Employee’s prior employment agreement with the Company, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee’s willful misconduct or gross negligence). Upon the Employee’s request, the Company will advance any reasonable expenses or costs, subject to the Employee undertaking to repay any such advances in the event there is an unappealable final determination that Employee is not entitled to indemnification for such expenses. Employee shall be entitled to indemnification under this Section regardless of any subsequent amendment of the Certificate of Incorporation or of the Bylaws of the Company. Further, Employee shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of such policies. This provision shall survive the expiration or termination of this Agreement.

(h) Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[End of text - signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Michael Dornemann
Name: Michael Dornemann
Title: Director

By:	/s/ Seth D. Krauss
Name: Seth D. Krauss
Title: Executive Vice President and General Counsel

/s/ Benjamin Feder
Benjamin Feder